Exhibit 99.1

A&T Stainless Joint Venture Tariff Exclusion Request Denied

ATI Flat Rolled Products maintains commitment to sustained profitability

PITTSBURGH--(BUSINESS WIRE)--April 24, 2019--Allegheny Technologies Incorporated (NYSE: ATI) today learned that the A&T Stainless joint venture’s previously filed Section 232 tariff exclusion request has been denied by the U.S. Department of Commerce. The joint venture (JV) imports semi-finished stainless slab products from Indonesia to produce 60-inch wide stainless sheet products for sale in North America. These slabs will continue to be subject to the 25% tariff levied on all stainless steel products imported into the United States.

“While we are disappointed that the U.S. Department of Commerce denied the JV’s Section 232 tariff exclusion request, it does not change our strategy of returning ATI’s Flat Roll Products segment to sustained profitability,” said Robert S. Wetherbee, ATI President and CEO. “Although we believe the unique status of the North American stainless steel industry warranted approval of our exclusion, we are committed to meeting our customers’ needs and delivering value to our shareholders. We will work with our joint venture partner to determine our next steps.”

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2018, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.1 billion for the twelve month period ended March 31, 2019. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATIMetals.com.

CONTACT:
Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com